TRANSITION AGREEMENT

This Transition Agreement (“Transition Agreement”) is entered into by and between William Annett (“Executive”) and OncoCyte Corporation. (the “Company”) on July 1, 2019 and confirms the agreement that has been reached with Executive in connection with the end of Executive’s employment by the Company.

1. Termination of Employment. Effective as of the close of business on June 30, 2019 (the “Transition Date”), Executive ceased to hold the office of, and serve as, President and Chief Executive Officer of the Company and his employment by the Company ended.

(a) Executive agrees to execute promptly upon request by the Company any additional documents necessary to effectuate the provisions of this Section 1.

(b) Executive and the Company agree that until the Transition Date, Executive continued to be entitled to the salary and other benefits provided by his Employment Agreement, dated June 15, 2015 (the “Employment Agreement”) subject to the amendment of his Company stock options as provided in this Transition Agreement. This Transition Agreement supersedes the Employment Agreement on and after the Transition Date in all respects, including but not limited to Sections 6(a)(ii) and 6(a)(iii), except for those provisions of the Employment Agreement that are expressly referenced as continuing to be in effect or that are incorporated by reference into this Transition Agreement. Any capitalized terms not defined in this Transition Agreement shall have the meaning ascribed to such terms in the Employment Agreement. Accordingly, commencing on the Transition Date, Executive shall be entitled to receive compensation and benefits, including post-employment compensation and benefits, from the Company only as provided in this Transition Agreement.

(c) The provisions of Section 5 of Executive’s Employment Agreement are incorporated by reference into this Transition Agreement and a breach of any of Executive’s obligations thereunder shall constitute a breach of this Transition Agreement and a Default as defined in Section 13(c).

2. Post-Transition Date Benefits. Commencing on the Transition Date, the Company will provide Executive with the post-employment benefits described in this Section 2, but only if (i) Executive is not in Default as defined in Section 13(c), and (iii) Executive has not died or exercised the right of revocation set forth in Section 14.

(a) The Company shall pay Executive $210,000, subject to such payroll deductions, FICA, and other withholdings as are required by law. This payment is in lieu of the payment contemplated by Section 6(a)(ii)(A) of the Employment Agreement.

(b) The Company shall pay Executive a portion of the Target Bonus described in the Employment Agreement, prorated for the period commencing January 1, 2019 and ending June 30, 2019 (and Executive acknowledges that except for such prorated Target Bonus he shall not be entitled to receive any bonus of any kind with respect to his employment or his performance of consulting services pursuant to this Transition Agreement);

(c) Subject to Executive’s execution and delivery of the Consent to Amendment of Incentive Stock Options set forth herein in Exhibit A hereto, and notwithstanding the expiration and vesting provisions of the stock option agreements (“Option Agreements”) governing Executive’s unvested outstanding Company stock options granted under the Company’s Employee Stock Option Plan or granted under the 2018 Equity Incentive Plan (collectively, “Options”), the Options shall vest as of the last day of the Consulting Period (as defined in Section 4(a), including any monthly extensions) with respect to the number of unvested Options that would otherwise have vested during the six month period following the last day of the Consulting Period. For the purpose of this Section 2(b), Options granted during May 2018, as to which vesting is conditioned upon the attainment of certain milestones, shall vest only if and to the extent that such vesting milestones are met during the six month period referenced in the immediately preceding sentence. Certain information with respect to stock options granted to Executive is shown on Exhibit B hereto.

(d) Subject to Executive’s execution and delivery of the Consent to Amendment of Incentive Stock Options set forth herein in Exhibit A hereto, the post-termination of employment exercise period of all vested Options shall be extended until the close of business at the Company’s principal office on the date one year after the expiration of the Consulting Period (including any monthly extensions) as provided in Section 4.

(e) Executive acknowledges and agrees that any Options that were originally intended to constitute “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) shall cease to be “incentive stock options” three (3) months after the Transition Date pursuant to the Code; provided, however, that any such Options may cease to be “incentive stock options” sooner as more fully set forth in Exhibit A.

(f) Provided that Executive is eligible for and timely elects continuation of group health benefits (and, if applicable, eligible dependents) under Section 4980B of the Internal Revenue Code, or any other comparable federal, state or local law (“COBRA”), the Company will directly pay (or provide Executive with a monthly sum equal to) the monthly premium associated with such continuation of benefits on behalf of Executive for a period of six (6) months after the Transition Date, but shall terminate prior to such six (6) month period on the date on which Executive receives substantially equivalent health insurance coverage in connection with new employment. Such payments shall not apply to the COBRA coverage of any of Executive’s dependents who incur a second qualifying event during the period of Executive’s coverage.

(g) Executive will also be entitled to any rights to contribution, advancement of expenses, defense or indemnification Executive may have under the Company’s Articles of Incorporation or Bylaws, as applicable, or as provided under applicable law; provided, however, that the foregoing shall not provide for any right to indemnification or advancement for any expenses or liabilities incurred by Executive, including, but not limited to any attorneys’ fees, amounts paid in settlement and any related costs, arising out of or resulting from any litigation matters settled or otherwise resolved by Executive without the Company’s consent.

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3. Accrued Benefits. On the Transition Date, Executive received the following Accrued Benefits as defined in Section 6(a)(i) of the Employment Agreement:

(i) Unpaid Base Salary accrued up to the Transition Date;

(ii) A lump-sum payment, less applicable withholdings and deductions, that represents the value of Executive’s accrued unused vacation, if any, accrued up to the Transition Date; and

(iii) Vested benefits under any Company retirement, deferred compensation plan or equity plan.

4. Consulting Services.

(a) Executive agrees to provide consulting services to the Company during the period commencing July 1, 2019 and ending August 31, 2019 (the “Consulting Period”). At the election of the Company, the Company may extend the Consulting Period on a monthly basis, but not beyond December 31, 2019, by giving Executive written notice of each such monthly extension. The consulting services shall be substantially the kind of services described on Schedule 1 (the “Services”), provided, that (i) Executive shall not be required to provide the Company with more than 75 hours of Services per month, (ii) Executive shall not be entitled to receive additional compensation if he performs a greater number of hours of Services, and (iii) the Consulting Fee payable pursuant to Section 4(b) shall be paid even if the number of hours of Services that the Company requests Executive to perform during any month entails fewer than 75 hours of Service

(b) During the initial two months of the Consulting Period, Executive shall receive a consulting fee (the “Consulting Fee”) in the amount of Thirty Five Thousand Dollars ($35,000) per month. If the Consulting Period is extended for any monthly period(s) after August 31, 2019, the amount of the monthly Consulting Fee and the number of hours of Services to be performed during any month shall be determined by agreement between Executive and the Chief Executive Officer of the Company, and extension of the Consulting Period shall be subject to the condition that Executive and the Chief Executive Officer shall have reached agreement on the amount of the Consulting Fee and hours of Services for such extension period, and the failure of Executive and the Chief Executive Officer to reach such agreement shall result in the termination of the Consulting Period on the last day of the Consulting Period then in effect. The Consulting Fee shall be paid within ten (10) days after the end of each calendar month. Normal and customary payroll withholdings and deductions shall be made from such payment, and the amount will be reported for tax purposes as required by law. If the Consulting Period is terminated by the Company other than for Default during any month during the Consulting Period (including any extension month), the full Consulting Fee for the month in which termination occurred will be paid. If Executive terminates the Consulting Period, or if the Company terminates the Consulting Period for Default, the Consulting Fee for the month in which termination occurs will be prorated based on a fraction, the numerator of which shall be the number of hours of Services performed by Consultant during that month and the denominator of which shall be 75.

(c) If (i) Executive is not in Default as defined in Section 13(c), (ii) Executive has not terminated the consulting relationship, (iii) Executive has not exercised the right of revocation set forth in Section 14, and (iv) if Executive fully performs, in good faith and in a timely manner, all of the Services requested by the Company, then Executive’s unvested Options shall continue to vest in accordance with their vesting terms and schedules (other than terms applicable to employment by the Company) during the Consulting Period, including any monthly extensions.

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(d) Executive shall not be entitled to participate in any Company welfare, retirement, perquisite, fringe benefit, insurance, equity, or other benefit plans during the Consulting Period, other than under COBRA as provided in Section 2.

(e) During the Consulting Period, Executive shall have no authority to bind the Company to any contract, agreement, or obligation, and Executive shall not hold himself out as the agent of the Company.

(f) The provisions of Section 5(a) and Section 5(b) of Executive’s Employment Agreement, which are incorporated by reference into this Transition Agreement, shall be applicable to Executive during the Consulting Period, and, subject to the limitations set forth in such Sections 5(a) and 5(b), Executive shall disclose and assigns to the Company any and all inventions, discoveries, improvements or intellectual property which Executive may conceive or make during the Consulting Period, and, to the extent permitted by applicable law, all Moral Rights with respect thereto. Section 5(c) of Executive’s Employment Agreement shall also apply with respect to Confidential Information that Executive may learn, develop, or have access to during the Consulting Period. A breach by Executive of any of his obligations under Section 5 of his Employment Agreement shall also constitute a breach of this Transition Agreement and a Default as defined in Section 13(c).

(g) During the Consulting Period, Executive shall be responsible for all of his own business expenses and shall not be reimbursed by the Company for any costs or expenses incurred by him in performing consulting services, except that if the Company requests that Executive travel to any location other than the Company’s offices or laboratory in the San Francisco Bay Area, the Company shall either provide Executive with transportation and lodging or shall reimburse Executive for reasonable travel and lodging expenses incurred by him, subject to the Company’s policies for travel expenses and provided that he provides invoices for such expenses.

(h) Subject to Section 13, the Company agrees that Executive may provide consulting services or services as an employee or partner to other companies or business organizations during the Consulting Period, provided that (i) so doing does not unreasonably interfere with his ability to provide at least 75 hours of Services per month to the Company at such times and place as the Company may reasonably require; and (ii) he will provide services exclusively to the Company in fields of (x) blood or urine tests for the diagnosis or detection of cancer, and (y) immunology.

5. No Other Payments or Benefits. Executive acknowledges and agrees that, other than post-termination benefits to be paid under Section 2, Executive has received all compensation to which Executive is entitled from the Company. Other than as set forth in this Transition Agreement, after the Transition Date, Executive shall not be entitled to receive and shall not receive any base salary, wages, annual or target bonus, director fees, short term or long-term incentive award, stock options or other equity awards, welfare, retirement, perquisite, fringe benefit or other benefit plan coverage, or coverage under any other practice, policy or program as may be in effect from time to time, applying to officers, employees, directors (whether employees or non-employees and regardless of whether Executive continues to serve as a director until the next annual meeting of Company shareholders), or consultants of the Company.

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6. Agreement Not To Solicit Employees. Executive hereby reaffirms that, pursuant to the first sentence of Section 4 of the Employment Agreement, until June 30, 2020, Executive shall not, for Executive or any third party, directly or indirectly, employ or solicit for employment or recommend for employment any person employed by the Company or any Related Company. The first sentence of Section 4 of the Employment Agreement is hereby incorporated into this Transition Agreement by this reference, so that a breach by Executive of said Section 4 shall also constitute a breach of this Transition Agreement and a Default.

7. Non-Disparagement. Executive agrees that Executive will not, and will not encourage or induce others to, make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning any of the Company, its subsidiaries, affiliates or shareholders or any of their respective past, present or future directors, officers, employees, agents, shareholders or members or any of their respective successors and assigns (collectively, the “Company Entities and Persons”). The Company may, at its option, issue an internal and an external announcement regarding termination of Executive’s employment stating that Executive’s employment has ended on the Transition Date. If the Company receives any external inquiry regarding Executive’s employment history at the Company, the Company will respond to the inquiry by providing Executive’s dates of employment and Executive’s job title. Nothing in this Transition Agreement is intended to or shall prevent any person from providing, or limiting testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. Executive agrees that Executive will notify the Company in writing as promptly as practicable after receiving any request for testimony or information in response to a subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law, regarding the anticipated testimony or information to be provided and at least ten (10) days prior to providing such testimony or information (or, if such notice is not possible under the circumstances, with as much prior notice as is possible).

8. Cooperation. For twelve (12) months after the Transition Date, Executive agrees that Executive will reasonably cooperate with and assist the Company, its subsidiaries and affiliates, and any of their respective officers, directors, shareholders or employees: (A) concerning requests for information about the business of the Company or its subsidiaries or affiliates or Executive’s involvement and participation therein (including but not limited to requests and subpoenas to provide information or testimony); (B) in connection with any investigation or review by the Company or any federal, state or local regulatory, quasi-regulatory or self-governing authority as any such investigation or review relates to events or occurrences that transpired while Executive were employed by the Company; (C) by promptly giving written notice, to the Chief Executive Officer or Chief Operating Officer of the Company, of any matter described in clause (B) of this paragraph as to which Executive has received notice or become aware (other than notices or information received by Executive from the Company); (D) with respect to transition and succession matters. Executive’s cooperation shall include, but not be limited to (taking into account Executive’s personal and professional obligations, including those to any new employer or entity to which Executive provide services), being available to meet and speak with officers or employees of the Company and/or the Company’s counsel at reasonable times and locations, executing accurate and truthful documents and taking such other actions as may reasonably be requested by the Company and/or the Company’s counsel to effectuate the foregoing. Executive shall be entitled to reimbursement from the Company, upon receipt by the Company of suitable documentation, for reasonable and necessary travel and other expenses which Executive may incur on such matters at the specific request of the Company and as approved by the Company in advance and in accordance with its policies and procedures established from time to time.

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9. Company Property; Certain Transition Matters; Confidentiality.

(a) On or prior to the Transition Date, and again upon termination of the Consulting Period, Executive will return to the Company and all Related Companies all equipment and other property belonging to the Company and Related Companies, and all originals and copies or Confidential Information (in any and all media and formats, and including any document, recording, or other item containing Confidential Information) in Executive’s possession or control, and all of the following (in any and all media and formats, and whether or not constituting or containing Confidential Information) in Executive’s possession or control: (i) lists and sources of customers, (ii) lists of investors, banks, and investment bankers with whom the Company has met or corresponded; (iii) proposals or drafts of proposals for any research grant, research or development project or program, marketing plan, licensing arrangement, or other arrangement with any third party; (iv) reports, job or laboratory notes, specifications, and drawings pertaining to the research, development, products, patents, and technology of the Company and any Related Companies; (v) any and all inventions or intellectual property developed by Executive during the course of employment, (vi) all electronic mail, text messages, voice mails, and telephone messages to, from, or received by Executive in his capacity as an officer or director of the Company or otherwise concerning the business, operations or affairs of the Company, whether on electronic mail, computer, telephone, or cell phone systems and equipment belonging to the Company or belonging to or otherwise used by Executive, and (vii) notes or writings of any kind prepared by or for Executive containing any information described in clauses (i) through (vi) of this sentence.

(b) After the Transition Date, Executive will not represent (or purport to represent) the Company or any of its affiliates in any capacity to any person or entity, or enter into (or purport to enter into) any transactions, agreements or understandings on behalf of the Company or any of its affiliates with any person or entity.

(c) Executive hereby reaffirms Executive’s obligations pursuant to Section 5(c) of the Employment Agreement with respect to Confidential Information, as defined therein. Section 5(c) of the Employment Agreement is hereby incorporated into this Transition Agreement by this reference, so that a breach by Executive of said Section 5(c) shall also constitute a breach of this Transition Agreement and a Default.

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(d) Notwithstanding the foregoing, in accordance with the Defend Trade Secrets Act of 2016, Executive is hereby notified that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

10. Taxes. The parties acknowledge and agree that: the form and timing of the Transition Agreement Payments and Benefits to be provided pursuant to this Transition Agreement are intended to be exempt from or to comply with requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations thereunder (“Section 409A”), including the requirement for a six-month suspension on payments to “specified employees” as defined in Section 409A that are not otherwise permitted to be paid within the six-month suspension period. Notwithstanding the foregoing, it is also agreed that Executive has had the opportunity to seek the advice of independent tax counsel with respect to the potential application of Section 409A to the Transition Agreement, and is not relying upon the advice of the Company or any person affiliated with the Company with respect thereto. In no event shall the Company or any person affiliated with the Company have any liability to Executive with respect to any adverse tax consequences, under Section 409A or otherwise, related to the payment of the Transition Agreement payments and benefits.

11. Release and Covenant Not to Sue.

(a) Executive agrees that, in consideration of this Transition Agreement, Executive hereby waives, releases and forever discharges, to the extent permitted by applicable law, any and all claims, complaints, promises, agreements, controversies, liens, demands, actions, causes of action, obligations, suits, disputes, judgments, rights, debts, bonds, bills, covenants, contracts, variances, trespasses, executions, damages and liabilities of any nature whatsoever (collectively “Claims”) which Executive ever had, now has or may have against the (i) Company, (ii) the Company’s past, present and future subsidiaries, affiliates and shareholders, and (iii) the past, present and future shareholders, members, directors, officers, agents, employees, attorneys, insurers, predecessors, various benefits committees, successors and assigns, heirs, executors and personal and legal representatives of the Company and the Company’s past, present and future subsidiaries, affiliates and shareholders ((i), (ii) and (iii), collectively, the “Released Parties”), based on or relating to any act, event or omission occurring before or after Executive executes this Transition Agreement and arising out of, during or relating to Executive’s employment or services with the Company or the cessation of such employment or services, except for claims relating to the enforcement of the Company’s obligations under this Transition Agreement and Option Agreements or as provided below. This waiver and release includes, but is not limited to, any claims which could be asserted now or in the future, under: common law, including, but not limited to, breach of express or implied duties, wrongful termination, retaliation, defamation, or violation of public policy; any policies, practices, or procedures of the Company; any federal or state statutes or regulations including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1866 and 1871, the Age Discrimination in Employment Act (“ADEA”), as amended, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act, 42 U.S.C. §12101 et seq., the Employee Retirement Income Security Act (“ERISA”), 29 U.S.C. § 41001 et seq. (excluding those rights relating exclusively to employee pension benefits as governed by ERISA), the Family and Medical Leave Act, 29 U.S.C. §2601 et. seq., the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code; any contract of employment, express or implied; and any provision of any other law, common or statutory, of the United States, California, or any applicable state. For the purpose of implementing a full and complete release, Executive understands and agrees that this Transition Agreement is intended to waive and release all claims, if any, which Executive may have and which Executive may not now know or suspect to exist in Executive’s favor against any of the Released Parties and this Transition Agreement extinguishes those claims.

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Without limiting the generality of the foregoing, Executive expressly waives any and all rights under California Civil Code § 1542 which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

(b) By signing this Transition Agreement, Executive represents that Executive has not and will not in the future commence any action or proceeding arising out of the Claims described in Section 11(a), and that Executive will not seek or be entitled to any award of legal or equitable relief in any such action or proceeding that may be commenced on Executive’s behalf. The provisions of this Section 11(b) constitute a “covenant not to sue.” A “covenant not to sue” is a legal term which means Executive promises not to file a lawsuit in court. It is different from the Release of Claims contained in Section 11(a) above. Besides waiving and releasing Claims covered by Section 11(a), Executive further agrees never to sue any Released Party in any forum for any reason covered by the release of Claims. Notwithstanding this covenant not to sue, Executive may bring a Claim against the Company to enforce this Transition Agreement or, to the extent permitted under the law, to challenge the validity of this Transition Agreement under the ADEA. If Executive sues a Released Party in violation of this Transition Agreement, Executive shall be liable to the Released Party for its reasonable attorneys’ fees and other litigation costs incurred in defending against Executive’s suit. Alternatively, if Executive sues a Released Party in violation of this Transition Agreement, the Company can require Executive to return all but One Thousand Dollars ($1,000.00) of the payment described in Section 2(a).

12. Release Exclusions/Additional Rights. Nothing in the Release above or any other part of this Transition Agreement shall: (i) affect any rights of defense or indemnification, or to be held harmless, or any coverage under directors and officers liability insurance or any other insurance or rights or claims of contribution or advancement of expenses that Executive has; (ii) waive any rights or claims that Executive may have to the extent that such rights or claims are based upon events occurring more than seven days after the date Executive executed this Transition Agreement; (iii) waive, release or otherwise discharge any other claim or cause of action that cannot legally be waived; or (iv) interfere with Executive’s right to file a charge or cooperate with, provide information to, or participate in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing, or any other federal or state regulatory or law enforcement agency. Executive nonetheless acknowledge and agree that any Claims for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be and hereby are barred. Executive may, however, receive money from the Securities & Exchange Commission (“SEC”) as a reward for providing information to that agency.

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13. Termination.

(a) The employment of Executive prior to the Transition Date was, and the consulting relationship of Executive during the Consulting Period is and will be, an “at will” relationship and may be terminated by Executive or by Company with or without cause or Default at any time by notice given orally or in writing by Executive to the Company or by the Company to Executive. Any such termination of the consulting relationship shall also terminate the Consulting Period. The Consulting Period shall also automatically terminate upon the death or Disability of Consultant.

(b) If the Company terminates the Consulting Period following a Default by Executive, the obligations of the Company and the rights of Executive under Section 2 and Section 4 shall terminate, other than the Company’s obligations with respect to the payment of any amount of the Consulting Fee accrued as of the date of termination. In the event of termination of the Consulting Period following a Default by Executive, all unvested Options shall expire on the date of such termination, and all vested Options shall expire ninety (90) days after the date of such termination.

(c) Executive shall be in Default if: (i) Executive breaches or violates in any materials respect any of Executive’s covenants, agreements, or obligations under this Transition Agreement, including also any provisions of Executive’s Employment Agreement incorporated into this Transition Agreement by reference; or (ii) Executive, as an employee, director, partner, consultant, independent contractor, advisor, shareholder or otherwise, provides any services, advice, or assistance to, or make any investment in or loan to, any corporation, limited liability company, partnership, or other business organization (other than the Company or any subsidiary of the Company) engaged in or planning to engage in the development, commercialization, or performance of blood or urine tests for the diagnosis or detection of cancer.

14. Time to Consider, Consult With Counsel and Revoke.

(a) The Company is presenting Executive with this Transition Agreement on July 1, 2019 and Executive has until close of business on July 22, 2019 to consider it. Executive acknowledge that Executive has been given at least twenty-one (21) days to consider this Transition Agreement before signing it, and agrees that any changes made to the terms of this Transition Agreement shall not restart the twenty-one (21) day period.

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(b) Executive acknowledges that Executive has been advised by the Company, in writing, to consult an attorney with respect to this Transition Agreement before signing it.

(c) Executive has the right to revoke this Transition Agreement after signing it by written notice to the Company sent by reputable overnight courier or email not more than seven (7) days after the date of Executive’s execution of this Transition Agreement. Notice of revocation should be addressed to OncoCyte Corporation, 1010 Atlantic Avenue, Suite 102, Alameda, CA 94501, ATTN: Albert Parker, Chief Operating Officer, or if by email, addressed to aparker@oncocyte.com. If Executive chooses to revoke this Transition Agreement, it shall be null and void and without limiting the generality of the foregoing, Executive shall no longer be entitled to the pay and benefits under Section 2 and Section 4 of this Transition Agreement or any other Section of this Transition Agreement other than the Accrued Benefits described in Section 3. Executive expressly acknowledges that the payments and benefits described in Section 2 and Section 4 of this Transition Agreement represent payments and benefits to which Executive has no legal entitlement unless Executive executes, and does not revoke, this Transition Agreement.

15. Enforcement. If any provision of this Transition Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible. Further, if a court should determine that any portion of this Transition Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable. In addition, Executive agrees that Executive’s knowing failure to return Company property that relates to the maintenance of security of the Company Entities and Persons shall entitle the Company to injunctive and other equitable relief.

16. No Admission. This Transition Agreement is not intended, and shall not be construed, as an admission that either Executive or the Company Entities and Persons have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever.

17. Successors. This Transition Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

18. Resolution of Disputes; Choice of Law.

(a) This Transition Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to the principles of conflicts of law.

(b) All suits, actions or proceedings arising out of or relating to this Transition Agreement shall be brought in a state or federal court located in San Francisco County, California, which courts shall be the exclusive forum for all such suits, actions or proceedings. Executive and the Company hereby waive any objection which either of Executive may now or hereafter have to the laying of venue in any such court, including any claim based on the doctrine of forum non conveniens or any similar doctrine, for any such suit, action or proceeding. Executive and the Company each hereby irrevocably consent and submit to the jurisdiction of the federal and state courts located in San Francisco County, California for the purposes of any suit, action or proceeding arising out of relating to this Transition Agreement. If any action is necessary to enforce the terms of this Transition Agreement, the substantially prevailing party will be entitled to reasonable attorneys’ fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled

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(c) EXECUTIVE AND THE COMPANY EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING UNDER THIS TRANSITION AGREEMENT or related in any way to Executive’s employment and/or to the termination of Executive’s employment AND AGREE THAT ANY SUCH SUIT, ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

(d) If the waiver of a trial by jury in paragraph (c) of this Section 16 is ineffective or unenforceable, the Company and Executive agree that all suits, actions or proceedings arising under this Transition Agreement or related in any way to Executive’s employment and/or to the termination of Executive’s employment brought or heard in a California state court shall be resolved without a jury, pursuant to California Code of Civil Procedure Section 638 et seq, before a mutually acceptable referee (who shall be a retired judge). The Company and Executive shall not seek to appoint a referee that may be disqualified pursuant to California Code of Civil Procedure Section 641 or 641.2 without the prior written consent of all parties. If the parties are unable to agree upon a referee within ten (10) calendar days after one party serves a written notice of intent for judicial reference upon the other party or parties, then the referee will be selected by the court in accordance with California Code of Civil Procedure Section 640(b). Such proceeding shall be conducted in the City and County of San Francisco, California, in accordance with the California Code of Civil Procedure, the Rules of Court, and California Evidence Code, except as otherwise specifically agreed by the parties and approved by the referee. In the event Claims are to be resolved by judicial reference, either party may seek from the court any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

(e) Entire Agreement. Executive acknowledges that this Transition Agreement, including also all provisions of Executive’s Employment Agreement incorporated by reference into this Transition Agreement, constitutes the complete understanding between the Company and Executive regarding its subject matter and supersedes any and all agreements, understandings, and discussions, whether written or oral, between Executive and any of the Company Entities and Persons. No other promises or agreements shall be binding on the Company unless in writing and signed by both the Company and Executive after the date of this Transition Agreement. This Transition Agreement shall be construed as though both parties had participated equally in its drafting, and shall not be construed against either party as the drafting party.

19. Effective Date. Executive may accept this Transition Agreement by signing it and returning it to OncoCyte Corporation, 1010 Atlantic Avenue, Suite 102, Alameda, CA 94501, ATTN: Albert Parker, Chief Operating Officer, or if by email, addressed to aparker@oncocyte.com, not later than the twenty-first (21st) day after the Transition Agreement is provided to Executive (which is close of business on July 22, 2019 as described in Section 14(a) above). The Effective Date of this Transition Agreement shall be the date after the 21-day revocation period expires. In the event Executive does not accept this Transition Agreement as set forth in this Section 19, this Transition Agreement, including but not limited to, the obligation of the Company hereunder to provide the payments and other benefits under this Transition Agreement, shall be deemed automatically null and void.

20. Headings. The headings used herein are for the convenience of reference only, do not constitute part of this Transition Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Transition Agreement.

21. Counterparts. This Transition Agreement may be executed in one or more counterparts, including emailed or telecopied facsimiles, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page to the Transition Agreement Follows]

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IN WITNESS WHEREOF, the parties have executed this Transition Agreement as of the dates set forth below.

EXECUTIVE

	/s/ William Annett	Date: July 1, 2019
William Annett

OncoCyte Corporation

By:	/s/ Albert Parker	Date: July 1, 2019
Albert Parker
Chief Operating Officer

[Signature Page to the Transition Agreement]

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Exhibit A

CONSENT TO AMENDMENT OF INCENTIVE STOCK OPTIONS

To be signed and delivered to OncoCyte Corporation, on or before July 22, 2019

I am a holder of outstanding stock options (the “Options”) to purchase shares of common stock of OncoCyte Corporation, (the “Company”) that were granted under the Company’s Employee Stock Option Plan (the “Option Plan”) and/or 2018 Equity Incentive Plan (the “Incentive Plan”). Pursuant to the terms of the Options, without giving effect to the Transition Agreement between myself and the Company dated July 1, 2019 (the “Transition Agreement”), the Options will cease to vest as of the date of my termination of employment or Continuous Service (as defined in the Incentive Plan) with the Company and will remain exercisable for three (3) months thereafter. In connection with the Transition Agreement, the Company has agreed that, subject to the terms and conditions of the Transition Agreement: (i) certain of my unvested Options shall continue to vest during the Consulting Period, (ii) certain of my unvested options shall vest as of the end of the Consulting Period with respect to the number of unvested Options that would otherwise have vested during the six month period following the last day of the Consulting Period; (iii) certain of my Options may vest as of dates after the Transition Date if applicable performance vesting milestones are attained; and (iv) the post-employment exercise period will be extended to permit me to exercise the vested portion of my Options until the close of business at the Company’s principal office on dates later than three months after the Transition Date (the “Options Amendment”). The Company may not amend the terms of my Options in a manner that would adversely affect my rights under such Options without my written consent. I understand that with respect to any of my Options that are an “incentive stock option” (“ISO”) under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), the Options Amendment is contingent upon my consent to such amendment.

Section 424(h) of the Code provides that if the terms of an ISO are modified, then such modification shall be considered as the granting of a new option. An extension of the post-termination exercise period of my Options would be deemed a modification and, thus, the grant of new options. As a result, the Options Amendment would require a new comparison of the exercise price and the current fair market value of the Company’s common stock and would require my employment status as of such date to determine if the Options, as amended by the Options Amendment, retain ISO status. Therefore, because I will no longer be an employee of the Company on the Transition Date, any ISOs would fail to be treated as an ISO as a result of the Options Amendment, provided they are not exercised by me within three (3) months after the Transition Date.

I understand that I am under no obligation to consent to the Options Amendment. I have read this consent and have had sufficient time to review and discuss this matter. I understand that in order for the Options Amendment to be effective, I must properly execute and return my consent to the Options Amendment in accordance with the “important instructions” below and I must become a party to the Transition Agreement.

I further understand that this consent is intended as a brief summary of the Options Amendment and, thus, if there is any inconsistency between the information included in this consent and the terms of the Options (as amended by the Transition Agreement), the terms of the Options shall govern. I acknowledge that the Options Amendment shall not override any contrary provision in the Option Plan or Incentive Plan under which the Options were granted or stock option agreements governing the Options that would provide for earlier termination of any unexercised Options regarding a corporate transaction, change in control, or other similar transaction.

I acknowledge that neither the Company nor its agents have recommended or influenced my decision to consent to the Options Amendment. I further acknowledge that I have had the opportunity to seek independent advice regarding this matter from my legal counsel and tax advisor.

After due consideration of the above, I hereby agree to the Options Amendment. I acknowledge that, for any portion of the Options that are ISOs, the Options Amendment will cause loss of ISO status if they are not exercised within three (3) months after the Transition Date.

William Annett

Date Signed

IMPORTANT INSTRUCTIONS: In order for this Options Amendments to be effective, you must (1) sign and date this Consent to Amendment of Incentive Stock Options on or before July 22, 2019 and return it to OncoCyte Corporation, and (2) become a party to the Transition Agreement. This Consent to Amendment of Incentive Stock Options may be returned by hard copy or by emailing as a PDF attachment to Albert Parker, Chief Operating Officer, at aparker@oncocyte.com.

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EXHIBIT B

STOCK OPTIONS

Name	Number of Shares Underlying Unexercised Options		Option Exercise Price	Original Option Expiration Date
William Annett	5,000	(1)	$2.20	January 8, 2025
	5,000	(1)	$2.20	June 15, 2025
	600,000	(1)	$2.20	June 15, 2025
	250,000	(1)	$3.06	February 15, 2026
	225,000	(1)	$4.70	February 16, 2027
	180,000	(2)	$2.35	May 22, 2028
	390,000	(1)	$3.52	March 13, 2029

(1) One quarter of the options to vest upon completion of 12 full months of continuous employment measured from the date of grant, and the balance of the options to vest in 36 equal monthly installments commencing on the first anniversary of the date of grant, based upon the completion of each month of continuous employment.

(2) One quarter of the options to vest when a clinical validation study of DetermaVu™ is complete and OncoCyte receives a publication date for an article describing the results of the study, and the balance of the options to vest when OncoCyte receives a Medicare local coverage determination for DetermaVu™.